CLECO POWER LLC	EXHIBIT 23(b)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-132832) of Cleco Power LLC of our report dated February 26, 2009 relating to the consolidated financial statements and financial statement schedule of Cleco Power LLC, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New Orleans, Louisiana
February 26, 2009